Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
January 22, 2015

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2014 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

SANTA CLARA, Calif. — January 22, 2015 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the fourth quarter and year ended December 31, 2014.

Consolidated net income available to common stockholders for the fourth quarter of 2014 was $58.8 million, or $1.14 per diluted common share, compared to $63.0 million, or $1.22 per diluted common share, for the third quarter of 2014, and $58.8 million, or $1.27 per diluted common share, for the fourth quarter of 2013. Consolidated net income for the fourth quarter of 2014 includes a post-tax net loss of $11.4 million related to the pending sale transaction of our Indian subsidiary, SVB India Finance Private Limited ("SVBIF"). Excluding these losses, net income for the fourth quarter of 2014 was $70.3 million, or $1.37 per diluted common share. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

"Our strong fourth quarter was a fitting end to a great year," said Greg Becker, President and CEO of SVB Financial Group. "We delivered exceptional growth in loans and total client funds, as well as solid core fee income growth and continued high credit quality.  We also enjoyed healthy investment and warrant gains, driven by positive funding and exit trends among our clients.  As we enter 2015, the economy continues to improve, our clients are thriving, and our position as the bank for the innovation economy remains strong."

Highlights of our fourth quarter 2014 results (compared to third quarter 2014, unless otherwise noted) included:

•	Average loan balances of $12.7 billion, an increase of $1.3 billion (or 11.0 percent). Period-end balances were $14.4 billion, an increase of $2.4 billion (or 20.0 percent).

•	Average investment securities, excluding non-marketable and other securities, of $20.6 billion, an increase of $2.4 billion (or 13.3 percent).

•
Average total client funds (consisting of both on-balance sheet deposits and off-balance sheet client investment funds) of $64.5 billion, an increase of $3.7 billion (or 6.2 percent) with average on-balance sheet deposits increasing by $2.9 billion (or 9.6 percent) and average off-balance sheet client investment funds increasing by $0.9 billion (or 2.8 percent).

•	Net interest income (fully taxable equivalent basis) of $235.2 million, an increase of $14.2 million (or 6.4 percent).

•	Net interest margin of 2.66 percent, a decrease of 7 basis points.

•	Provision for loan losses of $40.4 million, compared to $16.6 million.

•
Gains on investment securities of $94.8 million, compared to $5.6 million. Non-GAAP gains on investment securities, net of noncontrolling interests, were $16.6 million, compared to losses of $1.1 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

•	Gains on equity warrant assets of $20.2 million, compared to $13.2 million.

•	Non-GAAP core fee income increased $2.0 million (or 3.7 percent) to $55.3 million.

•	Noninterest expense of $189.0 million, an increase of $7.0 million (or 3.9 percent).

Consolidated net income available to common stockholders for the year ended December 31, 2014 was $263.9 million, or $5.31 per diluted common share, compared to $215.9 million, or $4.70 per diluted common share, for the year ended December 31, 2013. Non-GAAP net income available to common stockholders for the year ended December
31, 2014 was $275.4 million, or $5.54 per diluted common share, compared to $215.9 million, or $4.70 per diluted common share, for the year ended December 31, 2013. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

Fourth Quarter 2014 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended					Year ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Income statement:
Diluted earnings per common share	$1.14	$1.22	$1.04	$1.95	$1.27	$5.31	$4.70
Net income available to common stockholders	58.8	63.0	50.8	91.3	58.8	263.9	215.9
Net interest income	234.7	220.6	205.0	196.3	187.0	856.6	697.3
Provision for loan losses	40.4	16.6	1.9	0.5	28.7	59.5	63.7
Noninterest income	167.6	80.2	14.2	310.2	238.7	572.2	673.2
Noninterest expense	189.0	182.0	173.4	172.4	168.9	716.9	621.7
Non-GAAP net income available to common stockholders (1)	70.3	63.0	50.8	91.3	58.8	275.4	215.9
Non-GAAP diluted earnings per common share (1)	1.37	1.22	1.04	1.95	1.27	5.54	4.70
Non-GAAP core fee income (1)	55.3	53.3	50.0	50.9	49.0	209.6	175.5
Non-GAAP noninterest income, net of noncontrolling interests (1)	104.3	75.3	49.5	123.5	100.9	352.5	330.3
Non-GAAP noninterest expense, net of noncontrolling interests (1)	183.5	177.2	168.2	169.1	165.2	698.0	609.0
Fully taxable equivalent:
Net interest income (2)	$235.2	$221.0	$205.4	$196.8	$187.4	$858.3	$699.1
Net interest margin	2.66%	2.73%	2.79%	3.13%	3.20%	2.81%	3.29%
Balance sheet:
Average total assets	$37,590.2	$34,598.3	$31,745.6	$27,767.6	$25,331.4	$32,964.2	$23,210.7
Average loans, net of unearned income	12,703.4	11,439.5	11,080.6	10,767.7	10,138.3	11,502.9	9,351.4
Average available-for-sale securities	13,526.5	12,446.8	13,397.3	12,248.9	11,004.3	12,907.1	10,598.9
Average held-to-maturity securities (3)	7,115.3	5,775.6	1,793.7	—	—	3,696.4	—
Average noninterest-bearing demand deposits	23,701.1	21,502.5	19,472.5	16,880.5	15,240.7	20,410.9	13,892.0
Average interest-bearing deposits	8,889.0	8,223.8	7,704.6	6,795.9	6,247.5	7,909.9	5,727.2
Average total deposits	32,590.0	29,726.3	27,177.1	23,676.4	21,488.2	28,320.8	19,619.2
Average long-term debt	453.8	454.2	454.7	455.2	455.8	454.5	456.5
Period-end total assets	39,344.6	36,041.0	33,309.0	29,711.0	26,417.2	39,344.6	26,417.2
Period-end loans, net of unearned income	14,384.3	12,017.2	11,348.7	10,833.9	10,906.4	14,384.3	10,906.4
Period-end available-for-sale securities	13,540.7	13,333.4	11,672.8	12,843.1	11,986.8	13,540.7	11,986.8
Period-end held-to-maturity securities	7,421.0	6,662.0	5,463.9	—	—	7,421.0	—
Period-end non-marketable and other securities	1,728.9	1,703.6	1,757.2	1,770.5	1,595.5	1,728.9	1,595.5
Period-end noninterest-bearing demand deposits	24,583.7	22,461.1	20,235.5	18,314.8	15,894.4	24,583.7	15,894.4
Period-end interest-bearing deposits	9,759.8	8,662.1	8,117.0	7,162.1	6,578.6	9,759.8	6,578.6
Period-end total deposits	34,343.5	31,123.1	28,352.5	25,476.9	22,473.0	34,343.5	22,473.0
Off-balance sheet:
Average client investment funds	$31,868.1	$30,988.2	$30,152.6	$27,134.7	$26,224.5	$30,036.1	$24,219.2
Period-end client investment funds	32,367.7	31,143.9	30,376.0	28,237.8	26,363.0	32,367.7	26,363.0
Total unfunded credit commitments	14,705.8	14,631.6	13,570.0	12,371.3	11,470.7	14,705.8	11,470.7
Earnings ratios:
Return on average assets (annualized) (4)	0.62%	0.72%	0.64%	1.33%	0.92%	0.80%	0.93%
Non-GAAP return on average assets (annualized) (1)	0.74	0.72	0.64	1.33	0.92	0.84	0.93
Return on average SVBFG stockholders’ equity (annualized) (5)	8.25	9.16	8.50	17.63	11.60	10.46	11.20
Non-GAAP return on average SVBFG stockholders’ equity (annualized) (1)	9.86	9.16	8.50	17.63	11.60	10.91	11.20
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.14%	1.07%	1.06%	1.13%	1.30%	1.14%	1.30%
Allowance for loan losses for performing loans as a % of total gross performing loans	1.04	1.05	1.02	1.07	1.11	1.04	1.11
Gross charge-offs as a % of average total gross loans (annualized)	0.15	0.37	0.23	0.79	0.52	0.37	0.45
Net charge-offs as a % of average total gross loans (annualized)	0.13	0.28	0.17	0.74	0.41	0.32	0.33
Other ratios:
GAAP operating efficiency ratio (6)	46.97%	60.52%	79.14%	34.04%	39.66%	50.17%	45.36%
Non-GAAP operating efficiency ratio (1)	54.06	59.83	65.97	52.81	57.29	57.65	59.16
Total risk-based capital ratio	13.87	14.97	15.36	13.41	13.13	13.87	13.13
Bank total risk-based capital ratio	12.09	13.06	13.41	11.47	11.32	12.09	11.32
Tier 1 leverage ratio	7.74	8.22	8.74	7.99	8.31	7.74	8.31
Bank tier 1 leverage ratio	6.65	7.05	7.51	6.72	7.04	6.65	7.04
Period-end loans, net of unearned income, to deposits ratio	41.88	38.61	40.03	42.52	48.53	41.88	48.53
Average loans, net of unearned income, to average deposits ratio	38.98	38.48	40.77	45.48	47.18	40.62	47.66
Book value per common share (7)	$55.33	$53.56	$52.78	$45.59	$42.93	$55.33	$42.93
Other statistics:
Average full-time equivalent employees	1,907	1,850	1,768	1,735	1,690	1,815	1,669
Period-end full-time equivalent employees	1,914	1,881	1,786	1,737	1,704	1,914	1,704

(1)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(2)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.4 million for each of the quarters ended December 31, 2014, September 30, 2014, June 30, 2014, March 31, 2014, and December 31, 2013. The taxable equivalent adjustments were $1.7 million for both the years ended December 31, 2014 and 2013, respectively.

(3)	Year ended December 31, 2014 average balances are reflective of the re-designation from available-for-sale to held-to-maturity effective June 1, 2014.

(4)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and annual average assets.

(5)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and annual average SVBFG stockholders’ equity.

(6)	Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.

(7)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $235.2 million for the fourth quarter of 2014, compared to $221.0 million for the third quarter of 2014 and $187.4 million for the fourth quarter of 2013. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate from the third quarter of 2014 to the fourth quarter of 2014. Changes that are not solely due to either volume or rate (principally changes in the number of days from quarter to quarter) are allocated in proportion to the percentage changes in average volume and average rate:

	Q4'14 compared to Q3'14
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$(506)	$(53)	$(559)
AFS / HTM investment securities	10,542	(4,092)	6,450
Loans	16,489	(7,980)	8,509
Increase (decrease) in interest income, net	26,525	(12,125)	14,400
Interest expense:
Deposits	536	(316)	220
Short-term borrowings	733	(730)	3
Long-term debt	(2)	6	4
Increase (decrease) in interest expense, net	1,267	(1,040)	227
Increase (decrease) in net interest income	$25,258	$(11,085)	$14,173

The increase in net interest income, on a fully taxable equivalent basis, from the third quarter of 2014 to the fourth quarter of 2014, was primarily attributable to the following:

•
An increase in interest income from loans of $8.5 million to $161.8 million for the fourth quarter of 2014. The increase was primarily reflective of the increase in average loan balances of $1.3 billion, offset by a decrease in loan yields. Our overall loan yields decreased by 27 basis points, from 5.32 percent to 5.05 percent, attributable to a 17 basis point decrease in gross loan yields and 10 basis points from lower loan fee yields, primarily attributable to a $1.8 million decrease in total prepayment fees during the quarter. Gross loan yields, excluding loan interest recoveries, decreased to 4.22 percent from 4.39 percent, reflective of the continued shift in the mix of our overall loan portfolio. Consistent with recent quarters, our average loan growth during the fourth quarter of 2014 was primarily driven by venture capital/private equity loans which, on average, tend to have lower yields. Our loan yields were also impacted by the overall low market rate environment and continued competition in the marketplace.

•
An increase in interest income from our fixed income securities in our available-for-sale ("AFS") and held-to-maturity ("HTM") portfolios of $6.5 million to $81.2 million for the fourth quarter of 2014. Continued significant deposit growth through the fourth quarter of 2014, contributed to a $2.4 billion increase in average fixed income investment securities resulting in increased interest income, partially offset by a decrease in investment yields. The overall yield on our fixed income investment securities portfolio decreased 7 basis points. Lower reinvestment yields, resulting from a lower overall market rate environment and an increase in purchases of U.S. Treasury securities during the fourth quarter of 2014, contributed to the decline in yields. The decline was also impacted by an increase in premium amortization expense of $2.3 million during the fourth quarter of 2014 as a result of increased prepayments reflective of the decrease in market rates. The remaining unamortized premium balance as of December 31, 2014 and September 30, 2014 was $15.4 million (net of discounts of $89.6 million) and $12.0 million (net of discounts of $94.6 million), respectively.

Net interest margin, on a fully taxable equivalent basis, was 2.66 percent for the fourth quarter of 2014, compared to 2.73 percent for the third quarter of 2014 and 3.20 percent for the fourth quarter of 2013. The decline in our net interest margin, from the third quarter of 2014 to the fourth quarter of 2014, was primarily attributable to the decrease in loan yields as outlined above.

Investment Securities

Our investment securities portfolio consists of an available-for-sale securities portfolio and a held-to-maturity portfolio, both of which primarily represent interest-earning fixed income investment securities and are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and credit diversification as well as addressing our asset/liability management objectives; and a non-marketable and other securities portfolio, which primarily represents investments managed as part of our funds management business. Our total period-end fixed income investment securities portfolio increased by $1.0 billion, or 4.8 percent, to $21.0 billion at December 31, 2014. New investments of $1.4 billion included $1.0 billion in agency-issued mortgage securities, primarily consisting of Government National Mortgage Association ("GNMA") backed securities, and the remainder in U.S. Treasuries, as part of our continued focus on limiting our duration risk. The duration of our fixed income investment securities portfolio was 2.8 years at December 31, 2014 compared to 3.0 years at September 30, 2014. Both average and period-end increases in this portfolio was due to continued growth in deposits during the fourth quarter of 2014. Non-marketable and other securities increased slightly to $1.7 billion ($513 million net of noncontrolling interests) at December 31, 2014.

Available-for-Sale Securities

Average available-for-sale securities increased by $1.1 billion to $13.5 billion for the fourth quarter of 2014, compared to $12.4 billion for the third quarter of 2014 and $11.0 billion for the fourth quarter of 2013. Period-end available-for-sale securities were $13.5 billion at December 31, 2014, $13.3 billion at September 30, 2014 and $12.0 billion at December 31, 2013. The increase in period-end available-for-sale security balances from the third quarter of 2014 to the fourth quarter of 2014 was primarily due to purchases of $0.4 billion in fixed rate U.S. Treasury securities, partially offset by paydowns and maturities of $0.2 billion. Additionally, the fair value of our available-for-sale securities portfolio increased by $30.1 million primarily as a result of a decrease in period-end market rates. The $30.1 million increase in fair value is reflected as a $18.1 million increase (net of tax) in accumulated other comprehensive income.

Held-to-Maturity Securities

Average held-to-maturity securities increased by $1.3 billion to $7.1 billion for the fourth quarter of 2014, compared to $5.8 billion for the third quarter of 2014. Period-end held-to-maturity securities were $7.4 billion at December 31, 2014, compared to $6.7 billion at September 30, 2014. The increases in average and period-end balances from the third quarter of 2014 to the fourth quarter of 2014 were primarily due to new investments of $1.0 billion, partially offset by paydowns and maturities of $0.3 billion. New investments were primarily made in GNMA agency-issued mortgage securities.

Non-Marketable and Other Securities

Our non-marketable and other securities portfolio primarily represents investments in venture capital and private equity funds, debt funds and private and public portfolio companies.

Non-marketable and other securities increased by $25.3 million to $1.7 billion ($513 million net of noncontrolling interests) at December 31, 2014, compared to $1.7 billion ($503 million net of noncontrolling interests) at September 30, 2014 and $1.6 billion ($480 million net of noncontrolling interests) at December 31, 2013. The $25.3 million increase was primarily due to capital calls made by our managed funds of funds and valuation increases in our managed funds of funds, partially offset by distributions received from funds in our managed funds of funds and distributions of investments from our managed direct venture funds. Reconciliations of our non-GAAP non-marketable and other securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures."

Loans

Average loans (net of unearned income) increased by $1.3 billion to $12.7 billion for the fourth quarter of 2014, compared to $11.4 billion for the third quarter of 2014 and $10.1 billion for the fourth quarter of 2013. Period-end loans, (net of unearned income) increased by $2.4 billion to $14.4 billion at December 31, 2014, compared to $12.0 billion at September 30, 2014 and $10.9 billion at December 31, 2013. Period-end loan growth came primarily from our venture capital/private equity loan portfolio, which increased $1.7 billion, or 56.7 percent, from the third quarter of 2014.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million increased $1.9 billion, primarily driven by our venture capital/private equity portfolio, and totaled $6.2 billion, $4.3 billion and $4.2 billion at December 31, 2014, September 30, 2014 and December 31, 2013, respectively, which represents 42.5 percent, 35.7 percent and 38.4 percent of total gross loans, respectively. Further details are provided under the section “Loan Concentrations."

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended			Year ended
(Dollars in thousands, except ratios)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Allowance for loan losses, beginning balance	$129,061	$120,728	$124,734	$142,886	$110,651
Provision for loan losses	40,435	16,610	28,670	59,486	63,693
Gross loan charge-offs	(4,979)	(10,657)	(13,516)	(43,168)	(42,666)
Loan recoveries	842	2,380	2,998	6,155	11,208
Allowance for loan losses, ending balance	$165,359	$129,061	$142,886	$165,359	$142,886
Provision for loan losses as a percentage of period-end total gross loans (annualized)	1.11%	0.54%	1.03%	0.41%	0.58%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.15	0.37	0.52	0.37	0.45
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.13	0.28	0.41	0.32	0.33
Allowance for loan losses as a percentage of period-end total gross loans	1.14	1.07	1.30	1.14	1.30
Period-end total gross loans	$14,488,766	$12,112,474	$10,995,268	$14,488,766	$10,995,268
Average total gross loans	12,800,410	11,528,172	10,222,203	11,592,052	9,431,128

Our provision for loan losses was $40.4 million for the fourth quarter of 2014, compared to $16.6 million for the third quarter of 2014. The provision of $40.4 million was primarily driven by $23.6 million from period-end loan growth, $12.7 million from an increase in the reserve for impaired loans, primarily related to one loan client, and $4.1 million in net charge-offs.

Gross loan charge-offs of $5.0 million for the fourth quarter of 2014 primarily came from two loans within our life science and early stage software loan portfolios.

Our allowance for loan losses as a percentage of total gross loans increased to 1.14 percent at December 31, 2014, compared to 1.07 percent at September 30, 2014. Our allowance for loan losses for total gross performing loans as a percentage of total gross performing loans decreased to 1.04 percent at December 31, 2014 compared to 1.05 percent at September 30, 2014.

Our impaired loans totaled $38.1 million at December 31, 2014, compared to $11.7 million at September 30, 2014. Our impaired loan balance increased $26.4 million, primarily as a result of $32.6 million in newly impaired loans, partially offset by repayments of $5.6 million and $0.6 million in charge-offs. Newly impaired loans of $32.6 million included an impairment of $27.5 million from one client. The allowance for loan losses related to impaired loans was $15.1 million at December 31, 2014, compared to $2.3 million at September 30, 2014.

Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Average total client funds were $64.5 billion for the fourth quarter of 2014, compared to $60.7 billion for the third quarter of 2014 and $47.7 billion for the fourth quarter of 2013. Period-end total client funds were $66.7 billion at December 31, 2014, compared to $62.3 billion at September 30, 2014 and $48.8 billion at December 31, 2013.

Deposits

Average deposits were $32.6 billion for the fourth quarter of 2014, compared to $29.7 billion for the third quarter of 2014 and $21.5 billion for the fourth quarter of 2013. Period-end deposits were $34.3 billion at December 31, 2014, compared to $31.1 billion at September 30, 2014 and $22.5 billion at December 31, 2013. The increases in average and period-end deposits during the fourth quarter of 2014 were in both noninterest-bearing demand deposits and interest-bearing deposits, primarily as a result of growth from our existing early-stage clients, reflective of increased venture capital funding activity during the fourth quarter of 2014, with approximately 27 percent of the period-end growth attributable to new client additions.

Off-Balance Sheet Client Investment Funds

Average off-balance sheet client investment funds were $31.9 billion for the fourth quarter of 2014, compared to $31.0 billion for the third quarter of 2014 and $26.2 billion for the fourth quarter of 2013. Period-end client investment funds were $32.4 billion at December 31, 2014, compared to $31.1 billion at September 30, 2014 and $26.4 billion at December 31, 2013. The increases in average and period-end total client investment funds from the third quarter of 2014 to the fourth quarter of 2014 were primarily attributable to our clients' utilization of our sweep money market funds and our products managed by SVB Asset Management, reflective of the capital funding activity of our early-stage and mid-to-late-stage clients.

Noninterest Income

Noninterest income was $167.6 million for the fourth quarter of 2014, compared to $80.2 million for the third quarter of 2014 and $238.7 million for the fourth quarter of 2013. Non-GAAP noninterest income, net of noncontrolling interests and excluding net losses related to the pending sale transaction of SVBIF, was $104.3 million for the fourth quarter of 2014, compared to $75.3 million for the third quarter of 2014 and $100.9 million for the fourth quarter of 2013. (See reconciliations of non-GAAP measures used under the section "Use of Non-GAAP Financial Measures")

The increase of $87.4 million ($15.1 million net of noncontrolling interests) in noninterest income from the third quarter of 2014 to the fourth quarter of 2014 was primarily driven by net gains on investment securities and increases in net gains on our equity warrant assets, offset by pre-tax net losses of $13.9 million related to the pending sale of SVBIF (See "Net Losses on SVBIF Sale Transaction" section for details related to our SVBIF sale transaction).

Items impacting the change in noninterest income from the third quarter of 2014 to the fourth quarter of 2014 were as follows:

•
Gains on investment securities of $94.8 million for the fourth quarter of 2014, compared to gains of $5.6 million for the third quarter of 2014. Net of noncontrolling interests, non-GAAP net gains on investment securities were $16.6 million for the fourth quarter of 2014 compared to net losses of $1.1 million for the third quarter of 2014. The non-GAAP net gains, net of noncontrolling interests, of $16.6 million for the fourth quarter of 2014 were primarily driven by the following:

◦	Gains of $10.7 million from our strategic and other investments, primarily driven by strong distributions from our strategic venture capital fund investments.

◦	Gains of $5.9 million from our managed funds of funds, primarily related to unrealized valuation adjustments from three of our managed funds of funds.
As of December 31, 2014, we held investments, either directly or indirectly through 14 of our managed investment funds, in 475 funds (primarily venture capital funds), 105 companies and 5 debt funds.
The following tables provide a summary of non-GAAP net gains (losses) on investment securities, net of noncontrolling interests for the three months ended December 31, 2014 and September 30, 2014, respectively:

	Three months ended December 31, 2014
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains (losses) on investment securities, net	$70,378	$15,307	$(428)	$(1,187)	$10,717	$94,787
Less: income attributable to noncontrolling interests, including carried interest	64,442	13,783	—	—	—	78,225
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$5,936	$1,524	$(428)	$(1,187)	$10,717	$16,562

	Three months ended September 30, 2014
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains (losses) on investment securities, net	$42,159	$(39,973)	$973	$(990)	$3,475	$5,644
Less: income (losses) attributable to noncontrolling interests, including carried interest	38,187	(31,429)	(1)	—	—	6,757
Non-GAAP net (losses) gains on investment securities, net of noncontrolling interests	$3,972	$(8,544)	$974	$(990)	$3,475	$(1,113)

•
Net gains on derivative instruments were $33.4 million for the fourth quarter of 2014, compared to $26.5 million for the third quarter of 2014. The following table provides a summary of our net gains on derivative instruments:

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net gains on equity warrant assets	$20,153	$13,157	$16,626	$71,012	$46,101
Gains (losses) on foreign exchange forward contracts, net:
Gains (losses) on client foreign exchange forward contracts, net	3,723	886	(215)	5,081	(452)
Gains (losses) on internal foreign exchange forward contracts, net (1)	9,560	12,529	(2,702)	21,598	(4,213)
Total gains (losses) on foreign exchange forward contracts, net	13,283	13,415	(2,917)	26,679	(4,665)
Net (losses) gains on other derivatives (2)	(71)	(34)	673	(846)	748
Total gains on derivative instruments, net	$33,365	$26,538	$14,382	$96,845	$42,184

(1)
Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated instruments. The change in fair value of our foreign exchange forward contracts is offset by the revaluation of foreign currency denominated instruments that are included in the line item "Other" within noninterest income.

(2)	Primarily represents the change in fair value of loan conversion options and our interest rate swap.

◦	Net gains of $33.4 million on derivative instruments for the fourth quarter of 2014 were primarily attributable to the following:

•Net gains on equity warrant assets of $20.2 million were attributable to the following:

◦
Net gains of $19.4 million from changes in warrant valuations compared to net gains of $6.4 million for the third quarter of 2014. The warrant valuation gains were primarily from our private company warrant portfolio, of which $9.2 million was attributable to three companies. At December 31, 2014, we held warrants in 1,478 companies with a total value of $117 million.  Of the 1,478 companies, 25 companies made up approximately 35% of the fair value of the portfolio at December 31, 2014. The gains from our equity warrants that are from changes in warrant valuations are currently unrealized, and the extent such gains (or losses) will become realized is subject to a variety of factors, including among other things, performance of the underlying portfolio companies, investor demand for IPOs, fluctuations in the underlying valuation of these companies, levels of M&A activity, and legal and contractual restrictions on our ability to sell the underlying securities.

◦
Net gains of $1.1 million from the exercise of equity warrant assets, compared to net gains of $6.8 million for the third quarter of 2014, comprised of various exercises in our private company warrant portfolio.

•
Net gains of $9.6 million on internal foreign exchange forward contracts used to economically reduce our foreign exchange exposure to foreign currency denominated instruments for the fourth quarter of 2014, compared to net gains of $12.5 million for the third quarter of 2014. The net gains of $9.6 million were offset by net losses of $9.3 million from the revaluation of foreign currency denominated instruments that are included in the line item "Other" within noninterest income.

•
Net gains of $3.7 million on client foreign exchange forward contracts, compared to net gains of $0.9 million for the third quarter of 2014. The $2.8 million increase in net gains were primarily reflective of the appreciation of the U.S. dollar and increased trade volumes. The net gains of $3.7 million were offset by net losses of $3.0 million from the revaluation of foreign currency denominated cash that are included in the line item "Other" within noninterest income.

Non-GAAP core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, letters of credit fees and client investment fees) increased $2.0 million to $55.3 million for the fourth quarter of 2014, compared to $53.3 million for the third quarter of 2014 and $49.0 million for the fourth quarter of 2013. Reconciliations of our non-GAAP noninterest income, non-GAAP core fee income and non-GAAP net gains on investment securities discussed in this section are provided under the section “Use of Non-GAAP Financial Measures.”
The following table provides a summary of our non-GAAP core fee income:

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Non-GAAP core fee income:
Foreign exchange fees	$18,624	$17,911	$15,882	$71,659	$57,411
Credit card fees	10,352	10,909	9,216	41,792	32,461
Deposit service charges	10,593	10,126	9,346	39,937	35,948
Lending related fees (1)	7,503	6,029	7,145	25,711	20,980
Letters of credit and standby letters of credit fees	4,142	4,557	3,837	15,649	14,716
Client investment fees	4,132	3,814	3,567	14,883	13,959
Total Non-GAAP core fee income	$55,346	$53,346	$48,993	$209,631	$175,475

(1)
Lending related fees consists of fee income associated with credit commitments such as unused commitment fees, syndication fees and other loan processing fees and, historically, has been included in Other noninterest income. Prior period amounts have been reclassified to conform with current period presentation.

The increase in non-GAAP core fee income from the third quarter of 2014 to the fourth quarter of 2014 was primarily attributable to the following:

◦	An increase of $1.5 million in lending related fees came from an increase in unused commitment fees of $1.7 million, partially offset by lower loan syndication fee income of $0.4 million.

◦	An increase of $0.7 million in foreign exchange fees as a result of continued strong growth in transaction volumes as well as number of trades in the fourth quarter of 2014.

◦
A decrease of $0.6 million in credit card fees reflective of higher expenses related to our card rewards program, partially offset by an increase in credit card interchange fee income of $1.2 million, as a result of increased volume.

Overall Summary of Investments in FireEye

Our FireEye related investments held during the fourth quarter of 2014 were primarily shares of FireEye common stock ("FireEye Shares") held by our managed direct venture funds from prior investments. As of December 31, 2014, our managed funds held approximately 2.5 million FireEye Shares compared to 4.9 million shares held at September 30, 2014. SVB Financial's total ownership percentage interest of these shares is approximately 8 percent.

During the fourth quarter of 2014, net gains, related to FireEye, were $9.0 million ($1.5 million net of noncontrolling interests) and primarily consisted of realized gains from distributions during the fourth quarter and unrealized gains from the increased valuation of the remaining shares.

Subsequent to the fourth quarter of 2014, on January 12, 2015, our managed direct venture funds distributed approximately 1.2 million shares of FireEye Shares to their respective investors, at which time FireEye's stock price was $35.29. Accordingly, the distribution resulted in $4.5 million of gains on investment securities ($0.9 million net of noncontrolling interests but inclusive of SVB Financial's carried interests).

Investment gains or losses relating to the remaining FireEye Shares held by our managed funds and/or SVB Financial are based on valuation changes or the sale or distribution of of any securities, and are subject to FireEye’s stock price, which is subject to market conditions and various other factors. Additionally, certain of the expected gains reported above with respect to the remaining shares held by our managed funds are currently unrealized, and to the extent such gains will become realized is subject to a variety of factors, including among other things, changes in prevailing market prices and the timing of any sales or distribution of securities, which are subject to our funds' separate discretionary securities sales/distribution and governance processes.

Net Losses on SVBIF Sale Transaction

Included in other noninterest income are pre-tax net losses in the amount of $13.9 million related to the pending sale of SVBIF. The $13.9 million in pre-tax net losses consists of:

•	Approximately $12.9 million attributable to cumulative foreign currency translation adjustment losses, and

•	$1.0 million in accrued transaction-related expenses.

The pre-tax net losses of $13.9 million are offset by the related tax impacts which are reflected in income taxes resulting in a post-tax net loss of $11.4 million. (See Form 8-K filed on January 16, 2015 for SVBIF transaction details.)

Noninterest Expense

Noninterest expense was $189.0 million for the fourth quarter of 2014, compared to $182.0 million for the third quarter of 2014 and $168.9 million for the fourth quarter of 2013. The increase of $7.0 million in noninterest expense is primarily driven by a $7.3 million increase in compensation and benefits.

The following table provides a summary of our compensation and benefits expense:

	Three months ended			Year ended
(Dollars in thousands, except employees)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Compensation and benefits:
Salaries and wages	$50,147	$47,106	$40,997	$186,763	$159,455
Incentive compensation plan	25,917	24,621	27,745	100,874	96,065
ESOP	1,292	1,540	1,297	6,690	7,429
Other employee benefits (1)	29,871	26,665	26,447	115,159	103,852
Total compensation and benefits	$107,227	$99,932	$96,486	$409,486	$366,801
Period-end full-time equivalent employees	1,914	1,881	1,704	1,914	1,704
Average full-time equivalent employees	1,907	1,850	1,690	1,815	1,669

(1)
Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee-related expenses.

The increase in total compensation and benefits expense primarily consists of the following:

•	An increase of $3.2 million in other employee benefits primarily due to larger expenses within our group health and life insurance plans.

•
An increase of $3.0 million in salaries and wages primarily due to an increase in the number of average full-time equivalent employees ("FTE") by 57 to 1,907 FTEs for the fourth quarter of 2014, as well as from the full-quarter effect of the increase in FTE and market adjustments, which took effect during the third quarter.

•	An increase of $1.3 million in expense relating to incentive compensation plans, attributable to stronger than expected loan growth during the fourth quarter of 2014.

Non-GAAP noninterest expense, net of noncontrolling interests was $183.5 million for the fourth quarter of 2014, compared to $177.2 million for the third quarter of 2014 and $165.2 million for the fourth quarter of 2013. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures.”
Income Tax Expense

Our effective tax rate was 41.8 percent for the fourth quarter of 2014, compared to 38.2 percent for the third quarter of 2014 and 37.5 percent for the fourth quarter of 2013. Our effective tax rate was 39.7 percent for the year ended December 31, 2014, compared to 39.2 percent for the comparable 2013 period. The increase in the effective tax rate was primarily due to a tax liability incurred on foreign unremitted earnings as a result of the pending sale of SVBIF.

Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests.

Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors in our consolidated subsidiaries, other than us, are reflected under “Net Income Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net interest income (1)	$(21)	$(9)	$(13)	$(33)	$(76)
Noninterest income (1)	(81,299)	(1,185)	(148,334)	(240,661)	(372,246)
Noninterest expense (1)	5,536	4,743	3,697	18,867	12,714
Carried interest income (loss) (2)	3,979	(3,726)	10,501	7,037	29,342
Net income attributable to noncontrolling interests	$(71,805)	$(177)	$(134,149)	$(214,790)	$(330,266)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.

Net income attributable to noncontrolling interests was $71.8 million for the fourth quarter of 2014, compared to net income of $0.2 million for the third quarter of 2014 and net income of $134.1 million for the fourth quarter of 2013. Net income attributable to noncontrolling interests of $71.8 million for the fourth quarter of 2014 was primarily a result of the following:

•
Net gains on investment securities (including carried interest) attributable to noncontrolling interests of $78.2 million primarily from gains of $64.4 million from our managed funds of funds and gains of $13.8 million from our managed direct venture funds primarily related to valuation increases, and

•	Noninterest expense of $5.5 million, primarily related to management fees paid by the noncontrolling interests to our subsidiaries that serve as the general partner.

SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $95.8 million to $2.8 billion at December 31, 2014, primarily due to net income of $58.8 million and an increase in additional paid-in capital of $13.0 million attributable to amortization of share-based compensation and stock option exercises during the quarter. Additionally, the increase in our accumulated other comprehensive income from $18.7 million to $42.7 million at December 31, 2014 was primarily driven by a $30.1 million increase in the fair value of our available-for-sale securities portfolio ($18.1 million, net of tax), reflective of a decrease in period-end market interest rates compared to the prior quarter end as well as a decrease in foreign currency translation losses of $15.1 million ($9.7 million, net of tax included in retained earnings) related to the pending sale of SVBIF.

Capital Ratios

Our risk-based regulatory capital ratios (total risk-based capital and tier 1 capital) for both SVB Financial Group ("SVB Financial") and Silicon Valley Bank (the "Bank") decreased compared to September 30, 2014, as a result of significant growth in period-end loans. The decrease in our regulatory total risk-based and tier 1 capital ratios were partially offset by an increase in our regulatory capital primarily reflective of net income and higher loan loss reserves. Additionally, the tier 1 leverage ratio for SVB Financial and the Bank declined due to significant growth in client deposits, which contributed to an increase in average total assets. All of our capital ratios are above the levels considered “well capitalized” under banking regulations. See the "SVB Financial and Bank Capital Ratios" section, at the end of this release, for all capital ratios.

Volcker Rule
Federal regulatory agencies adopted final rules implementing the “Volcker Rule” under the Dodd-Frank Act, which, among other things, restricts or limits banks and certain of their affiliates from sponsoring or having ownership interests in “covered” funds including venture capital and private equity funds. Under the final rules, we expect to be prohibited from holding certain covered fund interests, which would require us to sell or otherwise divest any such prohibited interests held by us by the regulatory conformance deadline. Currently, the conformance deadline is July 21, 2016. The Board of Governors of the Federal Reserve System (“Federal Reserve Board”) has also announced its intention to extend this conformance deadline to July 21, 2017. In addition, the Federal Reserve Board may extend the conformance deadline for certain covered fund interests until July 21, 2022.
We currently estimate that the covered fund ownership interests that we hold, and are prohibited by the Volcker Rule restrictions, have an aggregate carrying value of approximately $246 million (and an aggregate fair value of approximately $338 million), in each case as of December 31, 2014. These covered fund ownership interests are ownership interests attributable solely to us in our consolidated managed funds and certain of our non-marketable securities.
These Volcker Rule restrictions could have a material adverse effect on our investment portfolio and results of operations. The actual impact from these restrictions will be dependent on a variety of factors, including our ability to obtain regulatory extensions, any actual extensions of the conformance deadline by the Federal Reserve Board, our ability to sell the investments, our carrying value at the time of any sale, the actual sales price realized, the timing of such sales, and any additional regulatory guidance or interpretations of the Volcker Rule.

Outlook for the Year Ending December 31, 2015

Our outlook for the year ending December 31, 2015 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. Except for the items noted below, we do not provide our outlook for certain items (such as gains (losses) from warrants and investment securities) where the timing or financial impact are uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. The outlook and the underlying assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the section “Forward-Looking Statements.”

For the year ending December 31, 2015, compared to our 2014 results, we currently expect the following outlook:

Current full year 2015 outlook compared to 2014 results (as of January 22, 2015)
Average loan balances	Increase at a percentage rate in the mid-twenties
Average deposit balances	Increase at a percentage rate in the low thirties
Net interest income (1)	Increase at a percentage rate in the high teens
Net interest margin (1)	Between 2.40% and 2.60%
Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2014 levels
Net loan charge-offs	Between 0.30% and 0.50% of average total gross loans
Nonperforming loans as a percentage of total gross loans	Comparable to 2014 levels
Core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, client investment fees and letters of credit fees) (2)	Increase at a percentage rate in the mid-teens
Noninterest expense (excluding expenses related to noncontrolling interests) (2) (3)	Increase at a percentage rate in the mid-single digits

(1)
Our outlook for net interest income and net interest margin is primarily based on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.

(2)	These are non-GAAP measures. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of these measures.

(3)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,” the negative of such words or comparable terminology. In this release, including in the section “Outlook for the Year Ending December 31, 2015” above, we make forward-looking statements discussing management’s expectations about, among other things, economic conditions; opportunities in the market; the outlook on our client performance; our financial, credit, and business performance, including potential investment gains; loan growth and loan yields; expense levels; and financial results (and the components of such results) for certain quarters in, and for the full year 2015.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on its beliefs and assumptions, you should not place reliance on them. Such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause actual results to differ materially from those contained in or implied by the outlook for the year 2015 and other forward-looking statements herein include, among others, the following: (i) deterioration, weaker than expected improvement, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of IPOs and M&A activities); (ii) changes in the volume and credit quality of our loans; (iii)  the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios; (iv) changes in our deposit levels; (v) changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets; (vi) variations from our expectations as to factors impacting our cost structure; (vii) changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity; (viii) accounting changes, as required by GAAP; (ix) regulatory or legal changes or their impact on us, including the impact of the Volcker Rule; and (x) changes in the Indian Ruppee exchange rate through the closing date of the sale of SVBIF, (xi) the incurrence of additional charge-offs related to SVBIF; and (xii) regulatory approval of the sale of SVBIF or the failure to satisfy other applicable closing conditions. For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K filed. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On January 22, 2015, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter and year ended December 31, 2014. The conference call can be accessed by dialing (888) 424-8151 or (847) 585-4422, and entering the passcode “5883913.” A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 5:30 p.m. (Pacific Time) on Thursday, January 22, 2015, through 11:59 p.m. (Pacific Time) on Saturday, February 21, 2015, and may be accessed by dialing (888) 843-7419 or (630) 652-3042 and entering the passcode “5883913.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, January 22, 2015.

About SVB Financial Group

For more than 30 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group serves companies in technology-related, life science and healthcare, venture capital and private equity, and premium wine industries. Along with commercial, investment, international and private banking services provided by Silicon Valley Bank, the company offers funds management, business valuation services, broker-dealer transactions, asset management and private wealth management. Headquartered in Santa Clara, Calif., SVB Financial Group operates in centers of innovation in the U.S. and around the world. Learn more at svb.com.

Banking services are provided by Silicon Valley Bank, Member FDIC. SVB Financial Group and Silicon Valley Bank are members of the Federal Reserve System.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Year ended
(Dollars in thousands, except share data)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Interest income:
Loans	$161,801	$153,292	$146,988	$610,945	$542,204
Investment securities:
Taxable	79,987	73,540	46,149	271,371	180,162
Non-taxable	774	772	798	3,136	3,201
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	1,163	1,722	1,449	6,464	4,054
Total interest income	243,725	229,326	195,384	891,916	729,621
Interest expense:
Deposits	3,181	2,961	2,595	12,114	9,128
Borrowings	5,807	5,800	5,791	23,207	23,149
Total interest expense	8,988	8,761	8,386	35,321	32,277
Net interest income	234,737	220,565	186,998	856,595	697,344
Provision for loan losses	40,435	16,610	28,670	59,486	63,693
Net interest income after provision for loan losses	194,302	203,955	158,328	797,109	633,651
Noninterest income:
Gains on investment securities, net	94,787	5,644	163,547	267,023	419,408
Gains on derivative instruments, net	33,365	26,538	14,382	96,845	42,184
Foreign exchange fees	18,624	17,911	15,882	71,659	57,411
Credit card fees	10,352	10,909	9,216	41,792	32,461
Deposit service charges	10,593	10,126	9,346	39,937	35,948
Lending related fees	7,503	6,029	7,145	25,711	20,980
Letters of credit and standby letters of credit fees	4,142	4,557	3,837	15,649	14,716
Client investment fees	4,132	3,814	3,567	14,883	13,959
Other	(15,861)	(5,361)	11,791	(1,260)	36,139
Total noninterest income	167,637	80,167	238,713	572,239	673,206
Noninterest expense:
Compensation and benefits	107,227	99,932	96,486	409,486	366,801
Professional services	25,994	26,081	23,419	94,377	76,178
Premises and equipment	13,449	12,631	11,637	49,716	45,935
Business development and travel	10,592	10,022	9,901	40,057	33,334
Net occupancy	7,568	7,437	7,477	30,004	24,937
FDIC assessments	5,546	4,587	3,636	19,206	12,784
Correspondent bank fees	3,363	3,278	3,132	13,118	12,142
Provision for unfunded credit commitments	978	2,225	1,507	6,511	7,642
Other	14,283	15,796	11,655	54,396	41,927
Total noninterest expense	189,000	181,989	168,850	716,871	621,680
Income before income tax expense	172,939	102,133	228,191	652,477	685,177
Income tax expense	42,302	38,961	35,285	173,762	139,058
Net income before noncontrolling interests	130,637	63,172	192,906	478,715	546,119
Net income attributable to noncontrolling interests	(71,805)	(177)	(134,149)	(214,790)	(330,266)
Net income available to common stockholders	$58,832	$62,995	$58,757	$263,925	$215,853
Earnings per common share—basic	$1.16	$1.24	$1.29	$5.39	$4.76
Earnings per common share—diluted	1.14	1.22	1.27	5.31	4.70
Weighted average common shares outstanding—basic	50,859,313	50,751,633	45,701,224	48,930,625	45,308,606
Weighted average common shares outstanding—diluted	51,528,150	51,570,771	46,431,259	49,661,547	45,943,686

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	December 31, 2014	September 30, 2014	December 31, 2013
Assets:
Cash and cash equivalents	$1,796,062	$1,872,537	$1,538,779
Available-for-sale securities, at fair value (cost $13,497,945, $13,322,059 and $12,055,524, respectively)	13,540,655	13,333,436	11,986,821
Held-to-maturity securities, at cost (fair value $7,415,656, $6,613,893 and $0, respectively)	7,421,042	6,662,025	—
Non-marketable and other securities	1,728,888	1,703,550	1,595,494
Investment securities	22,690,585	21,699,011	13,582,315
Loans, net of unearned income	14,384,276	12,017,181	10,906,386
Allowance for loan losses	(165,359)	(129,061)	(142,886)
Net loans	14,218,917	11,888,120	10,763,500
Premises and equipment, net of accumulated depreciation and amortization	79,845	74,375	67,485
Accrued interest receivable and other assets	559,231	506,964	465,110
Total assets	$39,344,640	$36,041,007	$26,417,189
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$24,583,682	$22,461,068	$15,894,360
Interest-bearing deposits	9,759,817	8,662,067	6,578,619
Total deposits	34,343,499	31,123,135	22,472,979
Short-term borrowings	7,781	6,630	5,080
Other liabilities	483,493	517,462	404,586
Long-term debt	453,443	453,764	455,216
Total liabilities	35,288,216	32,100,991	23,337,861
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 50,924,925 shares, 50,820,946 shares and 45,800,418 shares outstanding, respectively	51	51	46
Additional paid-in capital	1,120,350	1,107,337	624,256
Retained earnings	1,654,657	1,595,825	1,390,732
Accumulated other comprehensive income (loss)	42,704	18,744	(48,764)
Total SVBFG stockholders’ equity	2,817,762	2,721,957	1,966,270
Noncontrolling interests	1,238,662	1,218,059	1,113,058
Total equity	4,056,424	3,940,016	3,079,328
Total liabilities and total equity	$39,344,640	$36,041,007	$26,417,189

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	December 31, 2014			September 30, 2014			December 31, 2013
(Dollars in thousands, except yield/rate and ratios)	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$1,704,001	$1,163	0.27%	$2,472,205	$1,722	0.28%	$2,110,066	$1,449	0.27%
Investment securities: (2)
Available-for-sale securities:
Taxable	13,526,549	43,844	1.29	12,446,821	43,519	1.39	10,922,312	46,149	1.68
Non-taxable (3)	—	—	—	—	—	—	82,034	1,228	5.94
Held-to-maturity securities:
Taxable	7,031,209	36,143	2.04	5,691,201	30,021	2.09	—	—	—
Non-taxable (3)	84,123	1,191	5.62	84,401	1,188	5.58	—	—	—
Total loans, net of unearned income (4) (5)	12,703,380	161,801	5.05	11,439,521	153,292	5.32	10,138,328	146,988	5.75
Total interest-earning assets	35,049,262	244,142	2.76	32,134,149	229,742	2.84	23,252,740	195,814	3.34
Cash and due from banks	305,259			299,964			265,045
Allowance for loan losses	(138,133)			(128,598)			(131,386)
Other assets (6)	2,373,798			2,292,770			1,945,008
Total assets	$37,590,186			$34,598,285			$25,331,407
Funding sources:
Interest-bearing liabilities:
NOW deposits	$208,805	$231	0.44%	$161,793	$279	0.68%	$131,686	$121	0.36%
Money market deposits	6,102,591	2,615	0.17	5,649,971	2,332	0.16	4,104,509	2,081	0.20
Money market deposits in foreign offices	276,056	27	0.04	228,142	26	0.05	193,940	48	0.10
Time deposits	138,075	82	0.24	162,182	96	0.23	155,658	135	0.34
Sweep deposits in foreign offices	2,163,450	226	0.04	2,021,727	228	0.04	1,661,669	210	0.05
Total interest-bearing deposits	8,888,977	3,181	0.14	8,223,815	2,961	0.14	6,247,462	2,595	0.16
Short-term borrowings	9,934	3	0.12	5,538	—	—	3,806	5	0.52
5.375% Senior Notes	348,398	4,833	5.50	348,341	4,832	5.50	348,174	4,826	5.50
Junior Subordinated Debentures	54,874	831	6.01	54,918	834	6.02	55,049	836	6.03
6.05% Subordinated Notes	50,528	140	1.10	50,937	134	1.04	52,528	124	0.94
Total interest-bearing liabilities	9,352,711	8,988	0.38	8,683,549	8,761	0.40	6,707,019	8,386	0.50
Portion of noninterest-bearing funding sources	25,696,551			23,450,600			16,545,721
Total funding sources	35,049,262	8,988	0.10	32,134,149	8,761	0.11	23,252,740	8,386	0.14
Noninterest-bearing funding sources:
Demand deposits	23,701,071			21,502,469			15,240,694
Other liabilities	477,481			402,231			376,801
SVBFG stockholders’ equity	2,827,512			2,729,862			2,010,440
Noncontrolling interests	1,231,411			1,280,174			996,453
Portion used to fund interest-earning assets	(25,696,551)			(23,450,600)			(16,545,721)
Total liabilities and total equity	$37,590,186			$34,598,285			$25,331,407
Net interest income and margin		$235,154	2.66%		$220,981	2.73%		$187,428	3.20%
Total deposits	$32,590,048			$29,726,284			$21,488,156
Average SVBFG stockholders’ equity as a percentage of average assets			7.52%			7.89%			7.94%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(417)			(416)			(430)
Net interest income, as reported		$234,737			$220,565			$186,998

(1)
Includes average interest-earning deposits in other financial institutions of $387 million, $408 million and $238 million; and $1.2 billion, $2.0 billion and $1.7 billion deposited at the Federal Reserve Bank, earning interest at the Fed Funds target rate, for the quarters ended December 31, 2014, September 30, 2014 and December 31, 2013, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $25.6 million, $26.0 million and $24.2 million for the quarters ended December 31, 2014, September 30, 2014 and December 31, 2013, respectively.

(6)
Average investment securities of $1.8 billion, $1.8 billion and $1.2 billion for the quarters ended December 31, 2014, September 30, 2014 and December 31, 2013, respectively, were classified as other assets as they are noninterest-earning assets. These investments primarily consisted of non-marketable and other securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Year ended
	December 31, 2014			December 31, 2013
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$2,465,036	$6,464	0.26%	$1,309,770	$4,054	0.31%
Investment securities: (2)
Available-for-sale securities:
Taxable	12,873,327	195,698	1.52	10,516,177	180,162	1.71
Non-taxable (3)	33,808	2,040	6.03	82,702	4,925	5.96
Held-to-maturity securities:
Taxable	3,646,836	75,673	2.08	—	—	—
Non-taxable (3)	49,581	2,785	5.62	—	—	—
Total loans, net of unearned income (4) (5)	11,502,941	610,945	5.31	9,351,378	542,204	5.80
Total interest-earning assets	30,571,529	893,605	2.92	21,260,027	731,345	3.44
Cash and due from banks	232,890			274,272
Allowance for loan losses	(134,044)			(122,489)
Other assets (6)	2,293,820			1,798,937
Total assets	$32,964,195			$23,210,747
Funding sources:
Interest-bearing liabilities:
NOW deposits	$170,299	$801	0.47%	$135,585	$479	0.35%
Money market deposits	5,423,350	9,920	0.18	3,534,466	6,994	0.20
Money market deposits in foreign offices	224,675	137	0.06	159,700	156	0.10
Time deposits	154,698	370	0.24	168,209	634	0.38
Sweep deposits in foreign offices	1,936,916	886	0.05	1,729,228	865	0.05
Total interest-bearing deposits	7,909,938	12,114	0.15	5,727,188	9,128	0.16
Short-term borrowings	6,264	3	0.05	27,018	79	0.29
5.375% Senior Notes	348,313	19,323	5.55	348,094	19,259	5.53
Junior Subordinated Debentures	54,940	3,352	6.10	55,115	3,333	6.05
6.05% Subordinated Notes	51,221	529	1.03	53,275	478	0.90
Total interest-bearing liabilities	8,370,676	35,321	0.42	6,210,690	32,277	0.52
Portion of noninterest-bearing funding sources	22,200,853			15,049,337
Total funding sources	30,571,529	35,321	0.11	21,260,027	32,277	0.15
Noninterest-bearing funding sources:
Demand deposits	20,410,887			13,892,006
Other liabilities	419,043			331,343
SVBFG stockholders’ equity	2,523,235			1,927,674
Noncontrolling interests	1,240,354			849,034
Portion used to fund interest-earning assets	(22,200,853)			(15,049,337)
Total liabilities and total equity	$32,964,195			$23,210,747
Net interest income and margin		$858,284	2.81%		$699,068	3.29%
Total deposits	$28,320,825			$19,619,194
Average SVBFG stockholders’ equity as a percentage of average assets			7.65%			8.31%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(1,689)			(1,724)
Net interest income, as reported		$856,595			$697,344

(1)
Includes average interest-earning deposits in other financial institutions of $364 million and $191 million for the year ended December 31, 2014 and 2013, respectively. For the year ended December 31, 2014 and 2013, balance also includes $1.9 billion and $1.0 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $97.3 million and $84.3 million for the year ended December 31, 2014 and 2013, respectively.

(6)
Average investment securities of $1.8 billion and $1.3 billion for the year ended December 31, 2014 and 2013, respectively, were classified as other assets as they are noninterest-earning assets. These investments primarily consisted of non-marketable and other securities.

Gains on Equity Warrant Assets

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Equity warrant assets (1):
Gains on exercises, net	$1,059	$6,788	$1,833	$29,802	$8,716
Cancellations and expirations	(279)	(61)	(79)	(856)	(450)
Changes in fair value	19,373	6,430	14,872	42,066	37,835
Total net gains on equity warrant assets (2)	$20,153	$13,157	$16,626	$71,012	$46,101

(1)
At December 31, 2014, we held warrants in 1,478 companies, compared to 1,415 companies at September 30, 2014 and 1,320 companies at December 31, 2013. The total value of our warrant portfolio was $117 million at December 31, 2014 compared to $95 million at September 30, 2014, and $103 million at December 31, 2013. Of the 1,478 companies, 25 companies made up approximately 35% of the fair value of the portfolio at December 31, 2014.

(2)	Net gains on equity warrant assets are included in the line item “Gains on derivative instruments, net” as part of noninterest income.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Year ended
(Shares in thousands)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Weighted average common shares outstanding—basic	50,859	50,752	45,701	48,931	45,309
Effect of dilutive securities:
Stock options and employee stock purchase plan	427	534	476	485	431
Restricted stock units	242	285	254	246	204
Total effect of dilutive securities	669	819	730	731	635
Weighted average common shares outstanding—diluted	51,528	51,571	46,431	49,662	45,944

SVB Financial and Bank Capital Ratios

	December 31, 2014	September 30, 2014	December 31, 2013
SVB Financial Group:
Total risk-based capital ratio	13.87%	14.97%	13.13%
Tier 1 risk-based capital ratio	12.86	14.03	11.94
Tier 1 leverage ratio	7.74	8.22	8.31
Tangible common equity to tangible assets ratio (1)	7.16	7.55	7.44
Tangible common equity to risk-weighted assets ratio (1)	12.90	13.97	11.63
Silicon Valley Bank:
Total risk-based capital ratio	12.09%	13.06%	11.32%
Tier 1 risk-based capital ratio	11.06	12.11	10.11
Tier 1 leverage ratio	6.65	7.05	7.04
Tangible common equity to tangible assets ratio (1)	6.39	6.76	6.59
Tangible common equity to risk-weighted assets ratio (1)	11.15	12.14	9.87

(1)	These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	December 31, 2014	September 30, 2014	December 31, 2013
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software	$1,937,542	$1,600,284	$1,557,304
Hardware	469,807	403,383	550,841
Venture capital/private equity	3,071,069	1,692,560	1,459,586
Life science	437,310	429,207	336,106
Premium wine (1)	28,098	28,425	24,347
Other	54,930	35,000	111,581
Total commercial loans	5,998,756	4,188,859	4,039,765
Real estate secured loans:
Premium wine (1)	80,782	81,464	104,464
Consumer (2)	—	—	20,000
Other	22,733	22,933	23,533
Total real estate secured loans	103,515	104,397	147,997
Consumer loans (2)	56,000	30,000	33,002
Total loans individually equal to or greater than $20 million	$6,158,271	$4,323,256	$4,220,764
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software	$3,058,704	$2,945,040	$2,584,054
Hardware	670,687	678,707	673,639
Venture capital/private equity	1,550,230	1,255,775	948,840
Life science	863,417	827,923	845,160
Premium wine	161,044	159,990	126,908
Other	181,589	209,067	180,049
Total commercial loans	6,485,671	6,076,502	5,358,650
Real estate secured loans:
Premium wine	526,725	482,191	411,478
Consumer	1,117,661	1,047,487	853,070
Other	17,250	7,500	7,500
Total real estate secured loans	1,661,636	1,537,178	1,272,048
Construction loans	78,851	80,273	77,165
Consumer loans	104,337	95,265	66,641
Total loans individually less than $20 million	$8,330,495	$7,789,218	$6,774,504
Total gross loans	$14,488,766	$12,112,474	$10,995,268
Loans individually equal to or greater than $20 million as a percentage of total gross loans	42.5%	35.7%	38.4%
Total clients with loans individually equal to or greater than $20 million	170	127	122
Loans individually equal to or greater than $20 million on nonaccrual status	$27,525	$—	$—

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

(Dollars in thousands, except ratios)	December 31, 2014	September 30, 2014	December 31, 2013
Gross nonperforming, past due, and restructured loans:
Impaired loans	$38,137	$11,687	$51,649
Loans past due 90 days or more still accruing interest	1,302	125	99
Total nonperforming loans	$39,439	$11,812	$51,748
OREO and other foreclosed assets	561	561	—
Total nonperforming assets	$40,000	$12,373	$51,748
Nonperforming loans as a percentage of total gross loans	0.27%	0.10%	0.47%
Nonperforming assets as a percentage of total assets	0.10	0.03	0.20
Allowance for loan losses	$165,359	$129,061	$142,886
As a percentage of total gross loans	1.14%	1.07%	1.30%
As a percentage of total gross nonperforming loans	419.28	NM	276.12
Allowance for loan losses for impaired loans	$15,051	$2,325	$21,277
As a percentage of total gross loans	0.10%	0.02%	0.19%
As a percentage of total gross nonperforming loans	38.16	19.68	41.12
Allowance for loan losses for total gross performing loans	$150,308	$126,736	$121,609
As a percentage of total gross loans	1.04%	1.05%	1.11%
As a percentage of total gross performing loans	1.04	1.05	1.11
Total gross loans	$14,488,766	$12,112,474	$10,995,268
Total gross performing loans	14,449,327	12,100,662	10,943,520
Reserve for unfunded credit commitments (1)	36,419	35,489	29,983
As a percentage of total unfunded credit commitments	0.25%	0.24%	0.26%
Total unfunded credit commitments (2)	$14,705,785	$14,631,637	$11,470,722

NM - Not meaningful

(1)	The “reserve for unfunded credit commitments” is included as a component of “other liabilities.”

(2)	Includes unfunded loan commitments and letters of credit.

Average Off-Balance Sheet Client Investment Funds (1)

	Three months ended			Year ended
(Dollars in millions)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Client directed investment assets	$6,828	$7,168	$7,672	$7,173	$7,207
Client investment assets under management (2)	17,416	17,006	12,355	16,009	11,772
Sweep money market funds	7,624	6,814	6,198	6,854	5,240
Total average client investment funds	$31,868	$30,988	$26,225	$30,036	$24,219

Period-end Off-Balance Sheet Client Investment Funds (1)

	Period-end balances at
(Dollars in millions)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Client directed investment assets	$6,158	$6,491	$6,979	$7,395	$7,073
Client investment assets under management (2)	18,149	17,376	16,960	14,330	12,677
Sweep money market funds	8,061	7,277	6,437	6,513	6,613
Total period-end client investment funds	$32,368	$31,144	$30,376	$28,238	$26,363

(1)	Off-Balance sheet client investment funds are maintained at third party financial institutions.

(2)	These funds represent investments in third party money market mutual funds and fixed-income securities managed by SVB Asset Management.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP net income, non-GAAP core fee income, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of the funds that we are deemed to control or in which we have a majority ownership. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.

•	Pre-tax net losses of $13.9 million ($11.4 million, net of tax) from the pending sale of SVBIF at December 31, 2014.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP, including:

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

•
Non-GAAP return on average assets ratio; Non-GAAP return on average SVBFG stockholders’ equity ratio — These ratios exclude certain financial items that are otherwise required under GAAP. Our ratios are calculated by dividing non-GAAP net income available to common stockholders (annualized) by average assets or average SVBFG stockholders’ equity, as applicable.

•
Non-GAAP operating efficiency ratio — This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total taxable equivalent income, after reducing both amounts by taxable equivalent income and expense attributable to noncontrolling interests and the gains noted above for applicable periods.

•
Non-GAAP core fee income — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include gains on investment securities, net, gains on derivative instruments, net, and other noninterest income items.

	Three months ended					Year ended
Non-GAAP net income and earnings per share (Dollars in thousands, except share data)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net income available to common stockholders	$58,832	$62,995	$50,797	$91,301	$58,757	$263,925	$215,853
Less: net losses on SVBIF Sale Transaction (1)	13,934	—	—	—	—	13,934	—
Tax impact from net losses on SVBIF Sale Transaction	(5,398)	—	—	—	—	(5,398)	—
Tax impact of undistributed earnings of SVBIF	2,900	—	—	—	—	2,900	—
Non-GAAP net income available to common stockholders	$70,268	$62,995	$50,797	$91,301	$58,757	$275,361	$215,853
GAAP earnings per common share — diluted	$1.14	$1.22	$1.04	$1.95	$1.27	$5.31	$4.70
Less: net losses on SVBIF Sale Transaction (1)	0.28	—	—	—	—	0.28	—
Tax impact from net losses on SVBIF Sale Transaction	(0.11)	—	—	—	—	(0.11)	—
Tax impact of undistributed earnings of SVBIF	0.06	—	—	—	—	0.06	—
Non-GAAP earnings per common share — diluted	$1.37	$1.22	$1.04	$1.95	$1.27	$5.54	$4.70
Weighted average diluted common shares outstanding	51,528,150	51,570,771	49,044,949	46,724,812	46,431,259	49,661,547	45,943,686

(1)	Pre-tax net losses of $13.9 million on the pending sale of SVBIF are included in other noninterest income at December 31, 2014.

	Three months ended					Year ended
Non-GAAP return on average assets (annualized) and average SVBFG stockholders' equity (annualized) (Dollars in thousands, except ratios)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net income available to common stockholders	$58,832	$62,995	$50,797	$91,301	$58,757	$263,925	$215,853
Non-GAAP net income available to common stockholders	$70,268	$62,995	$50,797	$91,301	$58,757	$275,361	$215,853
Average Assets	$37,590,186	$34,598,285	$31,745,630	$27,767,633	$25,331,407	$32,964,195	$23,210,747
Return on average assets (annualized)	0.62%	0.72%	0.64%	1.33%	0.92%	0.80%	0.93%
Non-GAAP return on average assets (annualized)	0.74	0.72	0.64	1.33	0.92	0.84	0.93
Average SVBFG stockholders' equity (annualized)	$2,827,512	$2,729,862	$2,397,386	$2,099,819	$2,010,440	$2,523,235	$1,927,674
Return on average SVBFG stockholders' equity (annualized)	8.25%	9.16%	8.50%	17.63%	11.60%	10.46%	11.20%
Non-GAAP return on average SVBFG stockholders' equity (annualized)	9.86	9.16	8.50	17.63	11.60	10.91	11.20

	Three months ended					Year ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
GAAP noninterest income	$167,637	$80,167	$14,210	$310,225	$238,713	$572,239	$673,206
Less: income (losses) attributable to noncontrolling interests, including carried interest	77,320	4,911	(35,325)	186,718	137,833	233,624	342,904
Non-GAAP noninterest income, net of noncontrolling interests	$90,317	$75,256	$49,535	$123,507	$100,880	$338,615	$330,302
Less: net losses on SVBIF Sale Transaction	13,934	—	—	—	—	13,934	—
Non-GAAP noninterest income, net of noncontrolling interests and excluding net losses on SVBIF Sale Transaction	$104,251	$75,256	$49,535	$123,507	$100,880	$352,549	$330,302

	Three months ended					Year ended
Non-GAAP core fee income (Dollars in thousands)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
GAAP noninterest income	$167,637	$80,167	$14,210	$310,225	$238,713	$572,239	$673,206
Less: gains (losses) on investment securities, net	94,787	5,644	(57,320)	223,912	163,547	267,023	419,408
Less: gains on derivative instruments, net	33,365	26,538	12,775	24,167	14,382	96,845	42,184
Less: other noninterest (loss) income	(15,861)	(5,361)	8,762	11,200	11,791	(1,260)	36,139
Non-GAAP core fee income	$55,346	$53,346	$49,993	$50,946	$48,993	$209,631	$175,475

	Three months ended					Year ended
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests (Dollars in thousands)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
GAAP net gains (losses) on investment securities	$94,787	$5,644	$(57,320)	$223,912	$163,547	$267,023	$419,408
Less: income (losses) attributable to noncontrolling interests, including carried interest	78,225	6,757	(35,240)	186,552	137,405	236,294	342,128
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$16,562	$(1,113)	$(22,080)	$37,360	$26,142	$30,729	$77,280

	Three months ended					Year ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
GAAP noninterest expense	$189,000	$181,989	$173,446	$172,436	$168,850	$716,871	$621,680
Less: expense attributable to noncontrolling interests	5,536	4,743	5,267	3,321	3,697	18,867	12,714
Non-GAAP noninterest expense, net of noncontrolling interests	$183,464	$177,246	$168,179	$169,115	$165,153	$698,004	$608,966
GAAP net interest income	$234,737	$220,565	$204,965	$196,328	$186,998	$856,595	$697,344
Adjustments for taxable equivalent basis	417	416	427	429	430	1,689	1,724
Non-GAAP taxable equivalent net interest income	$235,154	$220,981	$205,392	$196,757	$187,428	$858,284	$699,068
Less: income (losses) attributable to noncontrolling interests	21	9	(5)	8	13	33	76
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	$235,133	$220,972	$205,397	$196,749	$187,415	$858,251	$698,992
GAAP noninterest income	$167,637	$80,167	$14,210	$310,225	$238,713	$572,239	$673,206
Non-GAAP noninterest income, net of noncontrolling interests and excluding net losses on SVBIF Sale Transaction	104,251	75,256	49,535	123,507	100,880	352,549	330,302
GAAP total revenue	$402,374	$300,732	$219,175	$506,553	$425,711	$1,428,834	$1,370,550
Non-GAAP taxable equivalent revenue, net of noncontrolling interests and excluding net losses on SVBIF Sale Transaction	$339,384	$296,228	$254,932	$320,256	$288,295	$1,210,800	$1,029,294
GAAP operating efficiency ratio	46.97%	60.52%	79.14%	34.04%	39.66%	50.17%	45.36%
Non-GAAP, net of noncontrolling interests and excluding net losses on SVBIF Sale Transaction operating efficiency ratio	54.06	59.83	65.97	52.81	57.29	57.65	59.16

Non-GAAP non-marketable and other securities, net of noncontrolling interests (Dollars in thousands)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
GAAP non-marketable and other securities	$1,728,888	$1,703,550	$1,757,235	$1,770,456	$1,595,494
Less: amounts attributable to noncontrolling interests	1,216,343	1,200,903	1,265,651	1,277,204	1,115,525
Non-GAAP non-marketable and other securities, net of noncontrolling interests	$512,545	$502,647	$491,584	$493,252	$479,969

SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
GAAP SVBFG stockholders’ equity	$2,817,762	$2,721,957	$2,675,739	$2,094,000	$1,966,270
Tangible common equity	$2,817,762	$2,721,957	$2,675,739	$2,094,000	$1,966,270
GAAP total assets	$39,344,640	$36,041,007	$33,309,016	$29,711,039	$26,417,189
Tangible assets	$39,344,640	$36,041,007	$33,309,016	$29,711,039	$26,417,189
Risk-weighted assets	$21,845,473	$19,482,333	$18,429,007	$17,199,987	$16,901,501
Tangible common equity to tangible assets	7.16%	7.55%	8.03%	7.05%	7.44%
Tangible common equity to risk-weighted assets	12.90	13.97	14.52	12.17	11.63

Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Tangible common equity	$2,402,729	$2,324,461	$2,284,663	$1,737,916	$1,639,024
Tangible assets	$37,611,291	$34,363,687	$31,634,882	$28,012,627	$24,854,119
Risk-weighted assets	$21,544,831	$19,144,527	$18,059,726	$16,895,389	$16,612,870
Tangible common equity to tangible assets	6.39%	6.76%	7.22%	6.20%	6.59%
Tangible common equity to risk-weighted assets	11.15	12.14	12.65	10.29	9.87